UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 29, 2024

Unusual Machines, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-270519	66-0927642
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4677 L B McLeod Rd, Suite J
Orlando, FL	32811
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 921-4600

N/A

(Former name or former address, if changed since last report.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.01	UMAC	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 29, 2024, Unusual Machines, Inc. (the “Company”) entered into Securities Purchase Agreements (the “SPA”) with accredited investors (each, an “Investor” and together the “Investors”) for a private placement offering (“Private Placement”), for aggregate gross proceeds of $1.95 million before deducting fees to the placement agent and other expenses payable by the Company in connection with the Private Placement The Company intends to use the net proceeds of the Offering for working capital and general corporate purposes.

As part of the Private Placement, the Company issued an aggregate of 1,286,184 units at a per unit purchase price of $1.52 per unit. Each unit consists of one share of common stock, par value $0.01 per share (the “Common Stock”) and one warrant to purchase one share of the Company’s Common Stock at an exercise price of $1.99 per share (each an “Investor Warrant”) and collectively, the Investor Warrants”). The transactions contemplated by the SPA and related transaction documents closed on October 30, 2024 (the Closing Date”).

Allan Evans, the Company’s Chief Executive Officer and Sanford Rich and Robert Lowry, each a member of the Company’s board of directors, invested an aggregate of $250,000 in the Offering on identical terms to the other Investors.

Investor Warrants

The Investor Warrants have a term of five and a half years from the Closing Date and may not be exercised for 180 days after the Closing Date (the “Exercise Date”) andare exercisable at $1.99 per share, subject to certain adjustments set forth in the Investor Warrants. If at any time after the Exercise Date, there is no effective registration statement registering, or the prospectus contained therein is not available for the resale of the Warrant Shares (as defined in the Investor Warrants) by the Investor, then the Investor Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise.” The Investor Warrants contain beneficial ownership limitations preventing the holders from owning in excess of 4.99% or 9.99% of outstanding shares of Common Stock at any given time and, subject to shareholder approval, 19.99% of all current outstanding Common Stock currently outstanding or such lesser percentage required by the NYSE American without first obtaining stockholder approval in accordance with the NYSE American rules.

Placement Agency Agreement

 The Company also entered into a placement agency agreement (the “Placement Agent Agreement”) with Dominari Securities LLC (“Dominari”), dated October 29, 2024, pursuant to which Dominari agreed to serve as the exclusive placement agent for the Company in connection with the Private Placement. The Company agreed to pay Dominari a cash placement fee equal to 8.0% of the gross cash proceeds received in the Private Placement and to pay for expenses of the Dominari’s legal counsel up to an aggregate amount of $60,000. In addition, the Company agreed to issue to Dominari, warrants to purchase such number of shares of common stock equal to 8% of the aggregate number of units issued in the Private Placement (“Placement Agent Warrants”). The Placement Agent Warrants are identical to the Investor Warrants.

Registration Rights Agreement

Concurrently with the SPA, on October 29, 2024, the Company and the Investors entered into a Registration Rights Agreement under which the Company must file an initial registration statement within certain time periods as set forth in the Registration Rights Agreement to register the shares of common stock purchased by the Investors and the shares underlying the Warrants.

On the Closing Date, as required by the SPA, each executive officer and member of the Company’s board of directors executed and delivered a standard Lock-Up Agreement with a term of 30 days after the Closing Date.

The foregoing descriptions of the SPA, the Placement Agency Agreement, the Investor Warrants and the Placement Agent Warrants, the Registration Rights Agreement and the Lock-Up Agreements do not purport to be complete and are qualified in their entirety by reference to the full text of the respective documents, forms of which are filed as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5 and 10.6 to this Form 8-K, and are incorporated herein by reference.

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Item 3.02 Unregistered Sales of Equity Securities.

To the extent required by Item 3.02, the information contained in Item 1.01 is incorporated herein by reference.

All of the securities were issued and sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933 (the “Act”) and Rule 506 promulgated thereunder. These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Act. The investors are accredited investors and there was no general solicitation.

Item 7.01 Regulation FD Disclosure.

On October 30, 2024, the Company issued a press release announcing the consummation of the Private Placementand related transactions. A copy of the press release is being furnished as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
10.1	Form of Securities Purchase Agreement
10.2	Placement Agency Agreement
10.3	Form of Registration Rights Agreement
10.4	Form of Common Stock Purchase Warrant
10.5	Form of Placement Agent Warrant
10.6	Form of Lock-up Agreement
99.1	Press Release issued by Unusual Machines, Inc. on October 30, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unusual Machines, Inc.

Date: October 30, 2024	By:	/s/ Allan Evans
	Name:	Allan Evans
	Title:	Chief Executive Officer

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